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                                                                    EXHIBIT 15.1

                  LETTER OF INDEPENDENT ACCOUNTANTS REGARDING
                    UNAUDITED INTERIM FINANCIAL INFORMATION

Horace Mann Educators Corporation
Springfield, Illinois

Re:  Registration Statement No. 333-XXXXX

     With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 2, 2002 and August 5, 2002 related to our reviews of interim financial information.

     Pursuant to Rule 436 under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

/s/ KPMG LLP

Chicago, Illinois
August 9, 2002

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